As filed with the Securities and Exchange Commission on October 19, 2006
Registration No. 333-136470

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NITCHES, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation or organization)

95-2848021

(I.R. S. Employer Identification Number)

10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Mercer III, Esq.
Duane Morris LLP
101 West Broadway, Suite 900,
San Diego, CA 92101
(619) 744-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box.   ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2006

PROSPECTUS

NITCHES, INC

600,000 Shares of Common Stock

          This prospectus relates to up to 600,000 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus, or by pledges, donees, transferees or other successors in interest to the selling stockholders, at public or private sale at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions).  The selling stockholders acquired these shares in a private transaction.  See “Selling Stockholders.”

          We are not selling any shares in this offering and will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders.

          Our common stock is quoted through the Nasdaq Capital Market under the symbol “NICH.”  The last reported sale price of our common stock on the Nasdaq Capital Market on October 18, 2006 was $5.99 per share.

          You should carefully consider the “Risk Factors” beginning on page 3 of this prospectus before purchasing any of the securities being offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated October __, 2006.

          You should rely only on the information contained in this document or the information incorporated by reference into this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

          This prospectus and the information incorporated by reference contains “forward-looking” statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities.  Wherever possible, words such as “anticipate,” “believe,” “plan,” “expect” and similar expressions have been used to identify these forward-looking statements.  These statements reflect our current beliefs and are based on information currently available to us.  Accordingly, these statements are subject to risks and uncertainties, including those listed under “Risk Factors,” which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

THE COMPANY

          Nitches, Inc. designs, markets and distributes wholesale apparel to national retailers, regional chain stores and specialty retailers.  Product offerings include men’s casual lifestyle clothing by Newport Blue®, men’s golf apparel by The Skins Game®, women’s sleepwear by Dockers®, women’s western wear by Adobe Rose® and Southwest Canyon®, and women’s private label apparel and Saguaro® outerwear.  We provide fashionable clothing to the popularly priced market segment that generally retails between $10 and $35 per item.  For 35 years, we have competed on the basis of price, quality, the desirability of our fabrics and designs, and the reliability of our delivery and service.

          This prospectus relates to the sale of our common stock by certain shareholders who acquired their shares from us in connection with an acquisition transaction.  Pursuant to an Acquisition Agreement dated June 22, 2006, with Impex Inc., a Texas corporation, we agreed to issue to Impex Inc. 600,000 shares of our common stock and to pay certain other consideration in exchange for all of the outstanding membership interest of Saguaro LLC, a Texas limited liability company.  Pursuant to an amendment to the Acquisition Agreement the parties agreed to waive all conditions to the closing of that transaction, except for the effectiveness of a registration statement registering the resale of those shares of common stock and their registration with the Nasdaq Capital Market.  The closing under the Acquisition Agreement will take place promptly upon the effectiveness of the Registration Statement of which this prospectus is a part.  The selling shareholders identified in this prospectus are the controlling shareholders of Impex Inc. and are accordingly the beneficial owners of the 600,000 shares to be issued to Impex Inc. This prospectus relates to their sale of the shares to be issued to Impex Inc.  We are not selling any shares in this prospectus and will not receive any proceeds from the sale of the shares offered by the selling shareholders.

          Our executive offices are located at 10280 Camino Santa Fe, San Diego, CA 92121.  Our telephone number is (858) 625-2633.  We maintain a web site at http://www.nitches.com.  Nothing contained in our web site should be deemed a part of this prospectus.

RISK FACTORS

          An investment in our common stock involves a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our common stock could go down.  This means you could lose all or a part of your investment.

          We rely on a few key customers, and the loss of any one key customer would substantially reduce our revenues.

          We derive a significant portion of our revenues from a few major customers.  Sales to one customer accounted for 53.1% of our net sales during fiscal 2005.  Two customers accounted for 32.3%, and 31.3% respectively, of our net sales in fiscal 2004.  While we believe our relationships with our major customers are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis.  Because of competitive changes and the fact that the types of garments we sell are available from a number of other suppliers, there is the possibility that any customer could alter the amount of business it does with us.  A significant decrease in business from, or loss of, any of our major customers could harm our financial condition by causing a significant decline in revenues.

          We must successfully gauge fashion trends and changing consumer preferences to succeed.

          Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory.  We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner.  Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change.  If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory.  If this occurs, our business, financial condition, results of operations and prospects may be harmed.

          The apparel industry has relatively long lead times for the design and production of products. Consequently, we must in some cases commit to production in advance of orders based on forecasts of customer and consumer demand. If we fail to forecast demand accurately, we may under-produce or over-produce a product and encounter difficulty in filling customer orders or in liquidating excess inventory. Additionally, if we over-produce a product based on an aggressive forecast of demand, retailers may not be able to sell the product and cancel future orders or require retrospective price adjustments. These outcomes could have a material adverse effect on sales and brand image and seriously affect sales and profitability.

          Intense competition in the apparel industry could reduce our sales and profitability.

          As an apparel company, we face competition on many fronts including the following:

•	establishing and maintaining favorable brand recognition;

•	developing products that appeal to consumers;

•	pricing products appropriately; and

•	obtaining access to and sufficient floor space in retail outlets.

          Competition in the apparel industry is intense and is dominated by a number of very large brands, many of which have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than we do. The competitive responses encountered from these larger, more established apparel companies may be more aggressive and comprehensive than anticipated and we may not be able to compete effectively. The aggressive and competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect sales and profitability.

          Consolidation and change in the retail industry may eliminate existing or potential customers.

          A number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of our customers, have experienced financial problems that have increased the risk of extending credit to those retailers. Financial problems with respect to any of our customers could cause us to reduce or discontinue business with those customers or require us to assume more credit risk relating to those customers’ receivables, either of which could have a material adverse effect on our business, results of operations and financial condition.

          There has been and continues to be merger, acquisition and consolidation activity in the retail industry. Future consolidation could reduce the number of our customers and potential customers. A smaller market for our products could have a material adverse impact on our business and results of operations. In addition, it is possible that the larger customers, which result from mergers or consolidations, could decide to perform many of the services that we currently provide. If that were to occur, it could cause our business to suffer.

          With increased consolidation in the retail industry, we are increasingly dependent upon key retailers whose bargaining strength and share of our business is growing. Accordingly, we face greater pressure from these customers to provide more favorable trade terms. We could be negatively affected by changes in the policies or negotiating positions of our customers. Our inability to develop satisfactory programs and systems to satisfy these customers could adversely affect operating results in any reporting period.

          We depend on our key personnel.

          Our success depends to a large extent upon the continued services of our officers and managers.  The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business.  Our continued success is dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth.  Our inability to do so may have a significant negative impact on our ability to manage our business.

          Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs.

          Fluctuations in the price, availability and quality of the fabrics or other raw materials used in our manufactured apparel could have a material adverse effect on cost of sales or our ability to meet customer demands. The prices for fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns and changes in oil prices. We may not be able to pass higher raw materials prices and related transportation costs on to our customers.

          The extent of our foreign sourcing and manufacturing may adversely affect our business.

          Substantially all of our products are manufactured outside the United States. As a result of the magnitude of our foreign sourcing and manufacturing, our business is subject to the following risks:

•

uncertainty caused by the elimination of import quotas in China.  Such quotas have been replaced by safeguard provisions that continue to provide limits on importation of apparel on China. The operation and effects of these safeguard provisions are uncertain and could result in delays in imports and supplies. As a result, we will have to monitor and manage our sourcing of products and develop alternative sourcing plans, if necessary, to alleviate the impact of any anticipated impact of safeguard provisions;

•

political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;

•	imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the dollar against foreign currencies;

•	restrictions on the transfer of funds to or from foreign countries;

•

political instability, military conflict, or terrorism involving the United States, or any of the many countries where our products are manufactured, which could cause a delay in transportation, or an increase in transportation costs of raw materials or finished product;

•

disease epidemics and health related concerns, such as SARS or the mad cow or bird flu disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•

reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

          If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

          Our success depends in part on the value of the licensed brands.

          Many of our products are produced under license agreements with third parties. Similarly, we license some of our brand names to other companies. Our success depends on the value of the brands and trademarks that we license and sell. Brands that we license from third parties are integral to our business as is the implementation of our strategies for growing and expanding these brands and trademarks.  We market some of our products under the names and brands of recognized designers. Our sales of these products could decline if any of those designer’s images or reputations were to be negatively impacted.  Additionally, we rely on continued good relationships with both licensees and licensors, of certain trademarks and brand names.  Adverse actions by any of these third parties could damage the brand equity associated with these trademarks and brands, which could have a material adverse effect on our business, results of operations and financial condition.

          Our competitive position could suffer, if our intellectual property rights are not protected.

          We believe that our trademarks and designs are of great value. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. We are susceptible to others imitating our products and infringing our intellectual property rights. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, our trademarks and other intellectual property rights or in similar marks or marks that we license and/or market or that we will be able to successfully resolve these conflicts to our satisfaction. We may need to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of resources.  At the time of any such infringement, we may not have adequate financial resources to prosecute or defend a lengthy trademark or copyright case.

          Our reliance on independent manufacturers could cause delays and damage customer relationships.

          We rely on independent manufacturers to assemble or produce a substantial portion of our products. We are dependent on the ability of these independent manufacturers to adequately finance the production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to produce finished goods and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We generally do not have long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide us with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of our products from independent manufacturers or, in the event of a disruption, that we would be able to substitute suitable alternative manufacturers in a timely manner, if at all. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on our business, results of operations and financial condition.

          We do not control our independent manufacturers or their labor and other business practices. If any of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenues and, consequently, our results of operations.

          Any losses resulting from settlements or adverse judgments arising out of litigation claims could materially and adversely affect our consolidated financial position and results of operations.

          We have been, and in the future may be, a party to claims and litigation proceedings. Such matters include litigation arising in the ordinary course of business.  Such matters are subject to many uncertainties and we cannot predict with assurances the outcomes and ultimate financial impacts of them. There can be no guarantees that actions that have been or may be brought against us in the future will be resolved in our favor or that insurance carried by us will be available or paid to cover any litigation exposure.

          The apparel business is subject to seasonal volatility and our operating results may fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

          Our operating results may fluctuate substantially from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this “Risk Factors” section:

•	changes in our pricing policies or those of our competitors;

•	our current reliance on large-volume orders from only a few customers;

•	the receipt and shipment of large orders or reductions in these orders;

•	variability between customer and product mix;

•	delays or failures to fulfill orders for our products on a timely basis;

•	the availability and cost of raw materials and components for our products; and

•	operational disruptions, such as transportation delays or failures of our order processing system.

As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

          Our Chief Executive Officer beneficially owns approximately 25% of our outstanding common stock, will be able to exert substantial influence over us and our major corporate decisions.

          As of the date of this prospectus, our Chief Executive Officer, Steven P. Wyandt, beneficially owns approximately 25% of our outstanding common stock. As a result of his ownership interest, Mr. Wyandt will have substantial influence over who is elected to our board of directors each year as well as whether we enter into any significant corporate transaction that require stockholder approval.

USE OF PROCEEDS

          The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus.  We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock.

SELLING STOCKHOLDERS

          This prospectus relates to the offerings by the selling stockholders named in this prospectus of an aggregate of up to 600,000 shares of our common stock issuable pursuant to a private transaction.

          Pursuant to an Acquisition Agreement dated June 22, 2006, with Impex Inc., a Texas corporation, we agreed to issue to Impex Inc. 600,000 shares of our common stock and to pay certain other consideration in exchange for all of the outstanding membership interest of Saguaro LLC, a Texas limited liability company.  Pursuant to an amendment to the Acquisition Agreement the parties agreed to waive all conditions to the closing of that transaction, except for the effectiveness of a registration statement registering the resale of those shares of common stock and their registration with the Nasdaq Capital Market.  The closing under the Acquisition Agreement will take place promptly upon the effectiveness of the Registration Statement of which this prospectus is a part.

          The selling stockholders in this prospectus are the controlling shareholders of Impex Inc. who will have beneficial ownership of the 600,000 shares upon the closing under the Acquisition Agreement. The following table sets forth important information with respect to each of the selling stockholders in connection with the transaction identified above, as of October 18, 2006:

•	the name and position or other relationship with our Company within the past three years of the selling stockholder;

•	the number of shares of our common stock beneficially owned by the selling stockholder prior to this offering;

•	the number of shares of common stock being offered through this prospectus; and

•	the number and percentage of our outstanding shares of common stock to be beneficially owned by the selling stockholder after the sale of common stock being offered though this prospectus.

          The selling stockholders do not have to sell any of the shares of common stock being offered though this prospectus.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered by this Prospectus	Shares Beneficially owned After the Offering

			Number	Percentage

Arvind Singh (1)	300,000	300,000	0	0%
Raji Singh (1)	300,000	300,000	0	0%

(1) Includes 300,000 shares issuable to Impex Inc. The selling stockholder owns 50% of the outstanding common stock of Impex Inc.

          On the closing of the Acquisition Agreement, we will have 5,253,507 shares of common stock outstanding, and the shares covered by this prospectus constitute approximately 12% of our outstanding common stock as of that date.  All of these shares may be offered under this prospectus.

          Pledgees, donees or transferees of or other successors in interest to the selling stockholders, if any, will be identified in a supplement to this prospectus.  If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to this Registration Statement.

          This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

PLAN OF DISTRIBUTION

          We are registering all 600,000 shares on behalf of the selling stockholders.  We issued all of the shares to the selling stockholders in a private placement transaction.  The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time.  The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale.  The sales may be made on the Nasdaq Capital Market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price.  The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, or not.  The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the respective exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

          The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise.  In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders also may sell shares short and redeliver the shares to close out such short positions.  The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares.  The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus.  The selling stockholders also may loan or pledge the shares to a broker-dealer.  The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus.

          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders.  Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.  Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with sales of the shares.  Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.  Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

          The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

          We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

          At the time of a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the names or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker dealers.

          We will bear all costs, expenses and fees in connection with the registration of the shares.  The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

          The validity of the issuance of the shares offered under the prospectus has been passed upon for Nitches, Inc. by Duane Morris LLP, San Diego, California.  Attorneys of Duane Morris do not have a substantial interest in the Company as of the date of this prospectus.

EXPERTS

          Our consolidated financial statements as of August 31, 2005 and 2004 have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended August 31, 2005.  The financial statements for the fiscal years ended August 31, 2005 and August 31, 2004 have been incorporated into this prospectus by reference in reliance on the report of Berenson LLP and Moss Adams, LLP, respectively, independent accountants, upon authority of said firms as experts in accounting and auditing.

INCORPORATION BY REFERENCE

          This prospectus is part of a registration statement (Registration No. 333-136470) we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”).  The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.

          We incorporate by reference the documents listed below:

(1)

Our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, filed with  the Commission on December 15, 2005, as amended by Forms 10-K/A filed with the Commission on May 16, 2006 and July 17, 2006.

(2)

Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2005 filed with the Commission on January 19, 2006, as amended by Forms 10-Q/A filed on May 16, 2006 and July 17, 2006, our Quarterly Report on Form 10-Q for the quarter ended February 28, 2006 filed with the Commission on April 19, 2006 and our Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 filed with the Commission on July 21, 2006.

(3)

Our Current Report on Form 8-K filed with the Commission on October 31, 2005 as amended by Forms 8-K/A filed on January 10, 2006, July 17, 2006 and on September 14, 2006, our Current Report on Form 8-K filed with the Commission on November 10, 2005, our Current Report on Form 8-K filed with the Commission on December 19, 2005, our Current Report on Form 8-K filed with the Commission on December 21, 2005, our Current Report on Form 8-K filed with the Commission on January 17, 2006, our Current Report on Form 8-K filed with the Commission on March 22, 2006, our Current Report on Form 8-K filed with the Commission on April 19, 2006, our Current Report on Form 8-K filed with the Commission on June 26, 2006, our Current Report on Form 8-K filed with the Commission on June 28, 2006, our Current Report on Form 8-K filed with the Commission on July 25, 2006, our Current Report on Form 8-K filed with the Commission on August 8, 2006 and our Current Report on Form 8-K filed with the Commission on September 25, 2006.

(4)	The description of our common stock, which is contained in the registration statement on Form 8-A filed with the Commission on September 6, 1985 (No. 000-13851), as amended.

          Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

          You may request free copies of these filings by writing or calling us at:

Nitches, Inc.
10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the public reference facilities of the Securities and Exchange Commission located at Station Place, 100 F Street NE, Washington D.C. 20549.  You may obtain information on the operation of the SEC’s public reference facilities by calling the Commission at 1-800-SEC-0330.  You can also access copies of this material electronically on the SEC’s home page on the World Wide Web at http://www.sec.gov.

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

600,000 Shares

NITCHES INC.

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

          The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of common stock, are as follows.  All of the amounts (except the SEC registration fee) are estimated.

SEC registration fee	$342
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	5,000

Total	$25,342

Item 15.     Indemnification of Directors and Officers.

          Sections 204(a) and 317 of the California General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

          Article V of the Company’s Articles of Incorporation, as amended (the “Articles”), eliminates the liability of the directors of the corporation for monetary damages to the fullest extent permissible under California law.  Additionally, Article VI of the Company’s Articles provides for indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code.

          Article VI of the Company’s Bylaws (the “Bylaws”), subject to certain limitations, provides that the liability of the directors of the Company shall be eliminated to the fullest extent permissible under California law.  Article VII of the Company’s Bylaws also provides that the Company is authorized to provide, to the fullest extent permissible under California law, indemnification of agents (as defined in applicable Sections of the California Corporations Code) in excess of the indemnification otherwise permitted by applicable sections of the California Corporations Code.

          The Company has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Articles and Bylaws.  These indemnification agreements provide for indemnification to the fullest extent permitted by law, and set forth specific procedures to be followed when indemnification is sought.

          The Registrant currently maintains directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 16.     Exhibits.

Exhibit No.	Description

5.1	Opinion of Counsel of Duane Morris LLP (1)

10.1	Acquisition Agreement dated as of June 22, 2006 between Nitches, Inc. and Impex Inc. (1)

10.2	Amendment No. 1 to Acquisition Agreement dated as of August 2, 2006 between Nitches, Inc and Impex Inc. (2)

23.2	Consent of Independent Registered Public Accounting Firm, Moss Adams, LLP (1)

23.3	Consent of Duane Morris LLP (1)

24.1	Power of Attorney (1)

(1)	Previously filed.
(2)	Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2006.

Item 17.     Undertakings.

          (a)       The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                    (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                    (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That for the purposes of determining liability under the Securities Act to any purchaser:

                    (ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of October, 2006.

NITCHES, INC.

By:	/s/ STEVEN P. WYANDT

Steven P. Wyandt, Chairman of the Board and
Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven P. Wyandt	Chairman of the Board, Chief Executive Officer,	October 19, 2006
Chief Financial Officer and Director (Principal
Steven P. Wyandt	Executive Officer, Principal Financial Officer, and
Principal Accounting Officer)

/s/ Paul M. Wyandt	President, Chief Operating Officer and Director	October 19, 2006
(Principal Operating Officer)
Paul M. Wyandt

/s/ Eugene B. Price II*	Director	October 19, 2006

Eugene B. Price II

/s/ Michael Sholtis*	Director	October 19, 2006

Michael Sholtis

/s/ T. Jefferson Straub*	Director	October 19, 2006

T. Jefferson Straub

* By Steven P. Wyandt, attorney in fact.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Counsel of Duane Morris LLP (1)

10.1	Acquisition Agreement dated as of June 22, 2006 between Nitches, Inc. and Impex Inc. (1)

10.2	Amendment No. 1 to Acquisition Agreement dated as of August 2, 2006 between Nitches, Inc and Impex Inc. (2)

23.2	Consent of Independent Registered Public Accounting Firm, Moss Adams, LLP (1)

23.3	Consent of Duane Morris LLP (1)

24.1	Power of Attorney (1)

(1)	Previously filed.
(2)	Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2006.